Exhibit (h)(7)

VALUE LINE LARGER COMPANIES FOCUSED FUND, INC.

AMENDMENT TO

FUND-WIDE EXPENSE LIMITATION AGREEMENT

This Amendment, dated as of December 12, 2018, amends the Expense Limitation Agreement dated August 1, 2017, as amended from time to time (the “Agreement”), between EULAV Asset Management, a Delaware statutory trust (the “Adviser”), and Value Line Larger Companies Focused Fund, Inc. (the “Fund”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, subject to certain limitations set forth in the Agreement, the Adviser is entitled to repayment from the Fund of the amounts reimbursed or waived pursuant to the Agreement by the Adviser until the end of the third fiscal year after the fiscal year in which such waiver or reimbursement occurred (if and to the extent that certain expenses of the Fund fall below the specified level); and

WHEREAS, the Adviser desires to further limit its contractual right to recoupment under the Agreement by shortening the period in which it is eligible to seek repayment of any amount to no more than three years from the month in which such amount was waived or reimbursed.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the Adviser hereby irrevocably limits its rights as follows:

1.       The penultimate sentence of Section 1.3 is hereby deleted in its entirety and replaced with the following:

The Adviser may seek recoupment only for Prior Expenses waived or paid by it during the three years immediately prior to the month in which recoupment occurs; provided, however, that such Prior Expenses may only be reimbursed hereunder to the extent they were waived or paid after the date of this Agreement.

2.       Except as provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Adviser has caused this Amendment to be executed as of the day and year first above written.

EULAV Asset Management By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President